      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 2004
                                                      REGISTRATION NO. 333-73204

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               SSP SOLUTIONS, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                       33-0757190
                 --------                                       ----------
     (State or other jurisdiction of                         (I.R.S. Employer
      incorporation or organization)                        Identification No.)

                 17861 CARTWRIGHT ROAD, IRVINE, CALIFORNIA 92614
                 -----------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

              SSP SOLUTIONS, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN
         SSP SOLUTIONS, INC. AMENDED AND RESTATED 1999 STOCK OPTION PLAN
                LITRONIC INDUSTRIES, INC. 1998 STOCK OPTION PLAN
                BIZ INTERACTIVE ZONE, INC. 2000 STOCK OPTION PLAN
                -------------------------------------------------
                            (Full title of the plan)

                                MARVIN J. WINKLER
                             CHIEF EXECUTIVE OFFICER
                               SSP SOLUTIONS, INC.
                              17861 CARTWRIGHT ROAD
                            IRVINE, CALIFORNIA 92614
                            ------------------------
                     (Name and address of agent for service)

                                 (949) 851-1085
                                 --------------
          (Telephone number, including area code, of agent for service)

                                   COPIES TO:
                                   ----------
                                Gregg Amber, Esq.
                           Cristy Lomenzo Parker, Esq.
                               Rutan & Tucker, LLP
                      611 Anton Boulevard, Fourteenth Floor
                          Costa Mesa, California 92626
                                 (714) 641-5100

================================================================================

                                AMENDMENT PURPOSE

         This post-effective amendment no. 2 to Form S-8 is being filed pursuant to Rule 462(d) solely for the purpose of updating the exhibit index contained in
Item 8 of Part II of this registration statement on Form S-8 to add exhibit
4.11.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.       Exhibits.
              --------

     Exhibit
     Number                Description
     ------                -----------

         4.1      SSP Solutions, Inc. 2001 Employee Stock Purchase Plan (2)

         4.2 Form of SSP Solutions, Inc. 2001 Employee Stock Purchase Plan Subscription Agreement (2)

         4.3      BIZ Interactive Zone, Inc. 2000 Stock Option Plan (2)

         4.4      Form of BIZ Interactive Zone, Inc. Stock Option Agreement (2)

         4.5      SSP Solutions, Inc. Amended and Restated 1999 Stock Option
                  Plan (2)

         4.6 Form of SSP Solutions, Inc. Amended and Restated 1999 Stock Option Plan Incentive Stock Option Agreement (2)

         4.7      Litronic Industries, Inc. 1998 Stock Option Plan (1)

         4.8 Form of Litronic Industries, Inc. 1998 Stock Option Plan Incentive Stock Option Agreement (1)

         4.9 Certificate of Assistant Secretary dated August 13, 2003 regarding the Unanimous Written Consent of the Board of Directors of SSP Solutions, Inc. dated December 31, 2001, approving amendments to the SSP Solutions, Inc. 2001 Employee Stock Purchase Plan (3)

         4.10 SSP Solutions, Inc. Second Amended and Restated 1999 Stock Option Plan (4)

         4.11 Certificate of Assistant Secretary dated July 26, 2004 regarding the Unanimous Written Consent of the Board of Directors of SSP Solutions, Inc. dated July 23, 2004, approving amendments to the SSP Solutions, Inc. 2001 Employee Stock Purchase Plan

         5        Opinion of Rutan & Tucker, LLP (2)

         23.1     Consent of Rutan & Tucker, LLP (included in Exhibit 5) (2)

         23.2     Consent of Haskell & White LLP (5)

         24.1     Power of Attorney (contained on the signature pages) (2)

---------------

(1) Filed on February 11, 1999 as an exhibit to the registrant's registration statement on Form S-1 (333-72151) and incorporated herein by reference.

(2) Filed on November 13, 2001 as an exhibit to the initial filing of this registration statement on Form S-8 (333-73204) and incorporated herein by reference.

(3) Filed on August 19, 2003 as an exhibit to the registrant's Form 10-QSB for the quarter ended June 30, 2003 (file no. 000-26227) and incorporated herein by reference.

(4) Filed on December 18, 2003 as Appendix A to the registrant's definitive proxy statement on Schedule 14A for the registrant's 2003 annual meeting of stockholders (file no. 000-26227) and incorporated herein by reference.

(5) Filed on March 30, 2004 as an exhibit to the registrant's Form 10-KSB for the year ended December 31, 2003 (file no. 000-26227) and incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 26, 2004.

                                  SSP SOLUTIONS, INC., a Delaware corporation

                                  By:  /s/ Kris Shah
                                      ------------------------------------------
                                      Kris Shah, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.


                     Name                                          Title                               Date
                     ----                                          -----                               ----

           *                                    Co-Chairman of the Board, Chief Executive       July 26, 2004
-------------------------------------------     Officer (principal executive officer) and
Marvin J. Winkler                               director

/s/ KRIS SHAH                                   Co-Chairman of the Board, President, Chief      July 26, 2004
-------------------------------------------     Operating Officer, Secretary and director
Kris Shah

           *                                    Executive Vice President and                    July 26, 2004
-------------------------------------------     Chief Financial Officer (principal
Thomas E. Schiff                                financial and accounting officer)

            *                                   Director                                        July 26, 2004
-------------------------------------------
Gregg Amber

                                                Director                                        July __, 2004
-------------------------------------------
Ron R. Goldie

                                                Director                                        July __, 2004
-------------------------------------------
David A. Janes


* By: /s/ KRIS SHAH
      ---------------------------
      Kris Shah, Attorney-in-Fact

                       EXHIBIT FILED WITH THIS AMENDMENT

         4.11 Certificate of Assistant Secretary dated July 26, 2004 regarding the Unanimous Written Consent of the Board of Directors of SSP Solutions, Inc. dated July 23, 2004, approving amendments to the SSP Solutions, Inc. 2001 Employee Stock Purchase Plan